As filed with the Securities and Exchange Commission on March 22, 2024

Registration No. 333-260670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

Post-Effective Amendment No. 5
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

MARIS-TECH LTD.

(Exact name of registrant as specified in its charter)

________________________

State of Israel	7373	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Israel Bar
Chief Executive Officer
2 Yitzhak Modai Street
Rehovot, Israel 7608804
Tel: +972.72.2424022

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: 302.738.6680 (Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:

Oded Har-Even, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note

This Post-Effective Amendment No. 5, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-260670), or the Registration Statement, is being filed by Maris-Tech Ltd., or the Company, we, us or our, pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on February 1, 2022, and as amended pursuant to the Post-Effective Amendment No. 1 to the Registration Statement declared effective by the SEC on May 31, 2021 the Post-Effective Amendment No. 2 to the Registration Statement declared effective by the SEC on September 23, 2022, Post-Effective Amendment No. 3 to the Registration Statement declared effective by the SEC on April 5, 2022, and the Post-Effective Amendment No. 4 to the Registration Statement declared effective by the SEC on September 29, 2023, to incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission on March 21, 2024, pursuant to the undertakings in Item 9 of the Registration Statement to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. The Registration Statement originally covered a primary offering of (A) 3,690,477 units consisting of (i) one ordinary share, no par value per share, or Ordinary Share, of the Company and (ii) one warrant, or Common Warrant, to purchase one Ordinary Share, (B) 10,000 pre-funded units each consisting of (i) one pre-funded warrant to purchase one Ordinary Share, or Pre-Funded Warrant, and (ii) one Common Warrant, (C) warrants issued to Aegis Capital Corp., or the Representative, to purchase up to 185,023 Ordinary Shares, or the Representative’s Warrants, and (D) up to 555,071 additional Ordinary Shares and/or Pre-Funded Warrants and/or Common Warrants to purchase up to an aggregate amount of 555,071 Ordinary Shares issuable to the Representative pursuant to its over-allotment option. This Post-Effective Amendment covers the sale of Ordinary Shares issuable from time to time upon exercise of such Common Warrants and Representative’s Warrants that remain unexercised as of the date hereof, or the Outstanding Warrants, and includes an updated prospectus related to the offer of the Ordinary Shares underlying the Outstanding Warrants.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares issuable from time to time upon exercise of the Outstanding Warrants. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2024

PROSPECTUS

Maris-Tech Ltd.

This prospectus relates to the issuance of up to 4,429,071 ordinary shares, no par value, or the Ordinary Shares, of Maris-Tech Ltd., or the Company, we, us or our, upon the exercise of the following warrants, or the Outstanding Warrants, issued as part of the Company’s initial public offering, or the Offering: (i) warrants, or the IPO Warrants, to purchase up to 4,244,048 Ordinary Shares, which are exercisable at an exercise price of $5.25 per Ordinary Share, and (ii) warrants, or the Representative’s Warrants, issued to Aegis Capital Corp., or the Representative, to purchase up to 185,023 Ordinary Shares, which are exercisable at an exercise price of $5.25 per Ordinary Share.

We refer to the Ordinary Shares, the warrants (including the Outstanding Warrants) issued in the Offering, and the Ordinary Shares issued or issuable upon exercise of the warrants, collectively, as the securities. See “Description of Share Capital” for more information.

Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “MTEK” and “MTEKW,” respectively. On March 21, 2024, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $1.39 per Ordinary Share and $0.056 per Warrant.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024.

You should rely only on the information contained in, or incorporated by reference to, this prospectus. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC, and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we”, “us”, “our”, the “Company” and “Maris” refer to Maris-Tech Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or the FASB.

i

OUR COMPANY

We are a business-to-business approach, or B2B, provider of intelligent video transmission technology with artificial intelligence, or AI, acceleration for edge platforms, using high-end digital video, audio and wireless communication technologies. We design, develop, manufacture and commercially sell miniature intelligent video and audio surveillance and communication systems with AI acceleration, which are offered as products and solutions for the professional as well as the civilian, defense and homeland security, or HLS, markets. Our products and solutions are sold as off the shelf, standalone and ready to use products, or as customized components that meet our customers’ requirements and integrate into their systems and products. Our customers include companies operating in the drone, robotic, smart cities, defense, HLS, intelligence gathering, autonomous vehicle and space markets.

For the professional markets, we provide a range of customizable, low-power, miniature and features enriched video and audio hardware with integrated embedded firmware, original equipment manufacturer, or OEM, and final products for applications requiring complex and high- performance video and audio processing, streaming, recording, debriefing and analytics functionalities. Our products are mainly designed for unmanned aerial/ground/maritime platforms, miniature drones, observation systems and any other remote video-controlled platforms used for intelligence, surveillance, analysis and investigation. Our products, which are further described below, are already deployed worldwide in unmanned platforms, observation systems, situational awareness, law-enforcement, public-safety, defense, intelligence and other appliances. Our customers include leading electro optical payload, radio frequency, or RF, datalink and unmanned platforms manufacturers as well as other large defense, HLS and communication companies.

For the civilian/home security market, we provide both off the shelf and customizable miniature, low power, cloud-based video and audio streaming and recording solutions used for home security, autonomous vehicle and various other applications.

Corporate Information

We are an Israeli corporation based in Rehovot, Israel. We were incorporated in Israel in 2008 under the name “Maris Technologies Marketing Ltd.” On November 4, 2020, we changed our name to “Maris-Tech Ltd.”

Our principal executive offices are located at 2 Yitzhak Modai Street, Rehovot, Israel 7608804. Our telephone number in Israel is 972.72.2424022. Our website address is www.maris-tech.com. The information contained on, or that can be accessed through, our website is not part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700,000,000 as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market Listing Rules for domestic U.S. issuers (see “Risk Factors — Risks Related to this Offering and the Ownership of Our Ordinary Shares”). These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Issuer	Maris-Tech Ltd.
Ordinary Shares currently outstanding	7,878,501 Ordinary Shares
Ordinary Shares offered by us	Up to 4,429,071 Ordinary Shares, upon the exercise of (i) IPO Warrants to purchase up to 4,244,048 Ordinary Shares, and (ii) Representative’s Warrants to purchase up to 185,023 Ordinary Shares.
Ordinary Shares to be outstanding assuming exercise of the Outstanding Warrants(1)	12,307,572 Ordinary Shares
Description of the IPO Warrants

The IPO Warrants have a per share exercise price of $5.25, were exercisable immediately upon issuance and will expire on February 1, 2027. To better understand the terms of the IPO Warrants, you should carefully read the “Description of Share Capital” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Description of the Representative’s Warrants

We issued to the Representative Representative’s Warrants, to purchase up to 185,023 Ordinary Shares. The Representative’s Warrants have an exercise price equal to $5.25, are exercisable beginning on August 1, 2022 and will expire February 1, 2027.

Use of proceeds

We expect to receive net proceeds of approximately $23.25 million, after deducting estimated expenses payable by the Company, if the Outstanding Warrants are fully exercised.

We currently expect to use the net proceeds from this offering for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors

Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares and IPO Warrants.

Listing	The Ordinary Shares and the IPO Warrants are listed on Nasdaq under the symbols “MTEK” and “MTEKW”, respectively.

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(1)      The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 7,878,501 Ordinary Shares issued and outstanding as of March 21, 2024. This number excludes:

•        1,055,790 Ordinary Shares issuable upon the exercise of warrants issued to certain investors, advisors and service providers outstanding as of March 21, 2024, with exercise prices ranging between $1.00 to $6.1248 per Ordinary Share;

•        an aggregate of 694,340 Ordinary Shares issuable upon the exercise of options issued to our directors, employees and consultants under the Company’s 2021 share option plan, or our 2021 Option Plan, at an exercise prices ranging between $1.00 to $1.06; and

•        105,660 Ordinary Shares reserved for future issuance under our 2021 Option Plan.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks set forth under the caption “Item 3. Key Information — D. Risk Factors” in our 2023 Annual Report, which is incorporated by reference in this prospectus, or any updates in our Reports of Private Issuer on Form 6-K, or Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Related to an Investment in Our Securities and this Offering

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Outstanding Warrants for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Outstanding Warrants in connection with this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Outstanding Warrants in connection with this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Business,” “Risk Factors,” and “Use of Proceeds,” and elsewhere in this prospectus, including in our 2023 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

•        our ability to raise capital through the issuance of additional securities;

•        our planned level of revenues and capital expenditures;

•        our belief that our existing cash and cash equivalents and short-term bank deposits, as of December 31, 2023, will be sufficient to fund our operations through the next twelve months;

•        our ability to market and sell our products;

•        our plans to continue to invest in research and development to develop technology for both existing and new products;

•        our plans to collaborate, or statements regarding the ongoing collaborations, with partner companies;

•        our ability to maintain our relationships with suppliers, manufacturers, and other partners;

•        our ability to maintain or protect the validity of our intellectual property;

•        our ability to retain key executive members;

•        our ability to internally develop and protect new inventions and intellectual property;

•        our ability to expose and educate the industry about the use of our products;

•        our expectations regarding our tax classifications;

•        how long we will qualify as an emerging growth company or a foreign private issuer;

•        interpretations of current laws and the passages of future laws;

•        general market, political and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the Israel-Hamas war; and

•        those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2023 Annual Report as well other factors in the 2023 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by references. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of the full exercise for cash of all of the Outstanding Warrants, we will receive net proceeds of approximately $23.25 million, after deducting estimated expenses payable by the Company.

We currently expect to use the net proceeds from this offering for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes.

The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed. Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•        on an actual basis; and

•        on an as adjusted basis to give additional effect to the issuance of 4,429,071 Ordinary Shares upon the exercise of the Outstanding Warrants for aggregate net proceeds of approximately $23.25 million.

You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2023 Annual Report, incorporated by reference herein.

U.S. dollars in thousands	As of December 31, 2023	As of December 31, 2023 As Adjusted*
Cash and cash equivalents	$2,050,494	$25,303,117
Total Liabilities	$4,439,416	$4,439,416
Ordinary Shares, no par value, 7,999,216 issued and 7,878,501 outstanding, as of December 31, 2023, as adjusted: 12,428,287 issued and 12,307,572 outstanding
Share capital	$—	—
Treasury shares	$(119,536)	(119,536)
Additional paid in capital	$17,916,149	$41,168,772
Accumulated deficit	$(10,902,123)	(10,902,123)
Total Shareholders’ equity:	$6,894,490	$30,147,113

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*        Unaudited

The table above is based on 7,878,501 Ordinary Shares issued and outstanding as of December 31, 2023. This number excludes:

•        1,055,790 Ordinary Shares issuable upon the exercise of warrants issued to certain investors, advisors and service providers outstanding as of March 21, 2024, with exercise prices ranging between $1.00 to $6.1248 per Ordinary Share;

•        an aggregate of 694,340 Ordinary Shares issuable upon the exercise of options issued to our directors, employees and consultants under the Company’s 2021 share option plan, or our 2021 Option Plan, at an exercise prices ranging between $1.00 to $1.06; and

•        105,660 Ordinary Shares reserved for future issuance under our 2021 Option Plan.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the price per Ordinary Share you will pay upon exercise of the Outstanding Warrants and the pro forma as adjusted net tangible book value per Ordinary Share after exercise of all the Outstanding Warrants. Our net tangible book value per Ordinary Share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding Ordinary Shares. As of December 31, 2023, the net tangible book value of our Ordinary Shares was $0.88 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 7,878,501 the total number of Ordinary Shares outstanding on December 31, 2023.

After giving effect to the issuance of 4,429,071 Ordinary Shares upon exercise of all the Outstanding Warrants for cash, our as adjusted net tangible book value as of December 31, 2023, would have been approximately $30,147,113 representing $2.45 per Ordinary Share. This represents an immediate increase in net tangible book value of $1.57 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $2.80 per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering.

The following table illustrates this dilution of $2.80 per Ordinary Share:

Exercise price per Outstanding Warrant	$5.25
Pro forma net tangible book value per Ordinary Share as of December 31, 2023	$0.88
Pro forma as adjusted net tangible book value per Ordinary Share, to give effect to the exercise of Outstanding Warrants in this offering	$2.45
Dilution per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering	$2.80
Percentage of dilution in pro forma net tangible book value per Ordinary Share for the Outstanding Warrant holders	53.3%

The above discussion and table assume that all of the Outstanding Warrants are exercised and is based on 7,878,501 Ordinary Shares outstanding as of December 31, 2023. This number excludes:

•        1,055,790 Ordinary Shares issuable upon the exercise of warrants issued to certain investors, advisors and service providers outstanding as of March 21, 2024, with exercise prices ranging between $1.00 to $6.1248 per Ordinary Share;

•        an aggregate of 694,340 Ordinary Shares issuable upon the exercise of options issued to our directors, employees and consultants under the Company’s 2021 share option plan, or our 2021 Option Plan, at an exercise prices ranging between $1.00 to $1.06; and

•        105,660 Ordinary Shares reserved for future issuance under our 2021 Option Plan.

To the extent that outstanding options or warrants are exercised, or we issue additional Ordinary Shares under our 2021 Option Plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of the Company, and the provisions of our articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our articles of association, Israeli law and any other documents referenced.

Type and class of securities

Ordinary Shares and Preferred Shares

As of March 21, 2024, our authorized share capital consisted of 100,000,000 Ordinary Shares of which 7,999,216 are issued and 7,878,501 outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares are listed on the Nasdaq under the symbol “MTEK”.

Warrants and Options

As of March 21, 2024, we had issued and outstanding IPO Warrants to purchase an aggregate of 4,244,048 Ordinary Shares, with exercise price of $5.25 per Ordinary Share, and Representative’s Warrants to purchase up to 185,023 Ordinary Shares with exercise price of $5.25 per Ordinary Share. The IPO Warrants were issued as part of the IPO and are listed on Nasdaq under the symbol “MTEKW”.

In addition, as of March 21, 2024, we had issued and outstanding warrants issued to investors, consultants and advisors to purchase an aggregate of 1,055,790 Ordinary Shares, with exercise prices ranging between $1.00 to $6.1248 per Ordinary Share.

As of March 21, 2024, we had outstanding options to purchase an aggregate of 694,340 Ordinary Shares to certain employees, directors and consultants, under our 2021 Option Plan and 105,660 Ordinary Shares were reserved for future issuance under our 2021 Option Plan.

Articles of Association

Directors

Our Board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of directors may exercise all powers that are not required under the Companies Law 5759-1999, or the Companies Law, or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

•        equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

•        equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

•        equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, which provide for a staggered board of directors, our directors are elected by the general meeting and, unless appointed for a shorter term, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director to be deemed and to be re-elected is the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power (the “Non Exempted Holding”). However, under a new exemption applicable as of March 12, 2024, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital, and at least one percent (1%) of the voting rights in the company, or one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•        amendments to our articles of association;

•        the exercise of our Board of Director’s powers by a general meeting if our Board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

•        appointment or termination of our auditors;

•        appointment of directors, including external directors (other than with respect to circumstances specified in our articles of association);

•        approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

•        increases or reductions of our authorized share capital; and

•        a merger (as such term is defined in the Companies Law).

Notices

The Companies Law require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be cancelled.

Adoption of Resolutions

Our articles of association provide that resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our articles of association. In certain circumstances the IPO Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

•        at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

•        the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

•        increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

•        cancel any registered share capital which have not been taken or agreed to be taken by any person;

•        consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

•        subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

•        reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

IPO Warrants

The following summary of certain terms and provisions of the IPO Warrants and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of IPO Warrant, both of which are filed as exhibits to the 2023 Annual Report.

Exercisability

The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The IPO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the IPO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the IPO Warrant. No fractional shares will be issued in connection with the exercise of an IPO Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder does not have the right to exercise any portion of the IPO Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the IPO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to the Company.

Exercise Price

The exercise price per whole Ordinary Share purchasable upon exercise of the IPO Warrants is $5.25 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent

The IPO Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and the Company. The IPO Warrants were initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the IPO Warrants will be entitled to receive upon exercise of the IPO Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the IPO Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the IPO Warrants.

Rights as a Stockholder

Except as otherwise provided in the IPO Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of an IPO Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the IPO Warrant.

Governing Law

The IPO Warrants and the warrant agent agreement are governed by New York law.

Exclusive Forum

The agreement governing the IPO Warrants provide that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the IPO Warrant (whether brought against a party thereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan and that the investors irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The warrant agent agreement has similar provisions. In addition, the warrant agent agreement provides that the Company and the warrant agent each waive the right to a trial by jury in any action or proceeding arising out of or relating to the warrant agent agreement. Each of the agreement governing the IPO Warrants and the warrant agent agreement provide that the foregoing provisions do not limit or restrict the federal district court in which a party may bring a claim under the U.S. federal securities laws.

Representative’s Warrants

The following summary of certain terms and provisions of the Representative’s Warrants and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, which is filed as exhibits to the 2023 Annual Report.

As part of the IPO, we issued the Representative’s Warrants to the Representative. The Representative’s Warrants are exercisable at $5.25 per Ordinary Share. The Representative’s Warrants are exercisable commencing on August 3, 2022 and expire on February 4, 2027. The Representative’s Warrants may be exercised as to all, or a lesser number of Ordinary Shares, and provide for cashless exercise. The Company will bear all fees and expenses attendant to registering the Representative’s Warrants and Ordinary Shares issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of Ordinary Shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying Ordinary Shares will not be adjusted for issuances of Ordinary Shares at a price below the Representative’s Warrant exercise price.

EXPENSES

Set forth below is an itemization of the total estimated expenses, excluding underwriting discounts, incurred and paid in connection with the offer and sale of the securities by us:

SEC registration fee	$4,417
Nasdaq listing fee	$50,000
FINRA filing fee	$3,774
Transfer agent fees and expenses	$1,500
Printer fees and expenses	$68,537
Legal fees and expenses	$687,767
Accounting fees and expenses	$460,232
Miscellaneous	$35,380
Total	$1,311,607

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Afik & Co., Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2022 and for each of the two years in the period ended December 31, 2022 incorporated into this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Maris-Tech Ltd. as of December 31, 2023 and for the year ended December 31, 2023 appearing in Maris-Tech Ltd. Annual Report (Form 20-F) for the year ended December 31, 2023, have been audited by KOST FORER GABBAY & KASIERER a Member of EY Global, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•        the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•        the judgment is final and is not subject to any right of appeal;

•        the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

•        adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•        the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

•        the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

•        an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•        the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

In connection with this offering, we will become subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Reports on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.maris-tech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

This prospectus incorporates by reference the documents listed below:

(1)    Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 21, 2024;

(2)     Our Reports on Form 6-K filed on January 11, 2024 (with respect to the first five paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as exhibit 99.1 to the Report on Form 6-K), January 18, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as exhibit 99.1 to the Report on Form 6-K), January 25, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as exhibit 99.1 to the Report on Form 6-K), January 29, 2024, January 30, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as exhibit 99.1 to the Report on Form 6-K), February 5, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as exhibit 99.1 to the Report on Form 6-K), February 21, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the release attached as exhibit 99.1 to the Report on Form 6-K), February 26, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the release attached as exhibit 99.1 to the Report on Form 6-K), March 5, 2024, March 19, 2024 (with respect to the first paragraph and the section titled “Forward-Looking Statement disclaimer” in the release attached as exhibit 99.1 to the Report on Form 6-K), March 21, 2024 (with respect to the first eleven paragraphs and the sections titled “Year Ended 2023 Highlights” and “Forward-Looking Statement disclaimer” in the press release attached as exhibit 99.1 to the Report on Form 6-K), and March 22, 2024; and

(3)    The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on February 1, 2022, including any amendments and reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 2 Yitzhak Modai Street, Rehovot, 7608804, Israel, Attention: Chief Financial Officer.

MARIS-TECH LTD.

_________________________

PROSPECTUS

            , 2024

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law 5578-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•        a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

•        reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction; and

•        reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

•        to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

•        in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We entered into our standard form of indemnification agreement, the form of which filed as an exhibit to this registration statement, with each of our directors and members of our senior management. Each such indemnification agreement provides the indemnified person with indemnification to the maximum extent permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance or other indemnification agreement.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care towards the Company. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreement, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7.  Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since March 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. The share and per share amounts below have been adjusted to give effect to the one-for-four reverse split of the Company’s Ordinary Shares and Preferred Shares implemented on August 25, 2021.

On March 24, 2021, we issued 489,812 Preferred Shares to certain investors pursuant to a share purchase agreement, at a price per Preferred Share of $3.0624. The aggregate gross proceeds from the private placement were $1,500,000. The Preferred Shares were automatically converted into Ordinary Shares effective upon the closing the Company’s initial public offering.

During March to April 2021, we have issued warrants to purchase up to an aggregate of 670,221 Ordinary Shares to investors and advisors, with exercise prices ranging from $0.0004 to $6.1248 per Ordinary Share, of which as of the date hereof, warrants to purchase 180,409 Ordinary Shares were exercised, via cashless exercise for a net issuance of 180,356 Ordinary Shares, such that the total outstanding amount of warrants as of the date hereof is 489,812. We also issued warrants to purchase up to 24,491 Ordinary Shares to the placement agent pursuant to a share purchase agreement, which warrant was cancelled by agreement of the parties on December 10, 2021. In addition, following the completion of the IPO, we issued to certain advisors warrants to purchase up to 400,472 Ordinary Shares, with an exercise prices ranging between $1.00 to $4.20 per Ordinary Share, and a warrant to Doron Afik, the managing partner of Afik & Co., our Israeli legal advisor in the IPO, to purchase up to 145,506 Ordinary Shares, with an exercise price of $4.20 per Ordinary Share, of which no warrants were exercised as of March 21, 2024.

On January 15, 2024, we issued warrants to purchase up to an aggregate of 20,000 Ordinary Shares to certain of the Company’s service providers. The warrants were granted at an exercise price of $1.06 per share.

Item 8.  Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of Maris-Tech Ltd. (filed as Exhibit 99.1 to Report on Form 6-K (File No. 001-41260) filed on April 1, 2022 and incorporated herein by reference).
4.1**	Form of IPO Warrant.
4.2**	Form of Warrant Agent Agreement.
4.3**	Form of Representative’s Warrant.
4.4**	Form of Private Placement Warrant.
5.1**	Opinion of Afik & Co, Israeli counsel to Maris-Tech Ltd.
5.2**	Opinion of Sullivan & Worcester LLP, U.S counsel to Maris-Tech Ltd.
10.1+	Form of Indemnification Agreement (filed as Exhibit 4.1 to Annual Report Form 20-F (File No. 001-41260) filed on March 6, 2023 and incorporated herein by reference).
10.2+	Maris-Tech Ltd. 2021 Share Option Plan (filed as Exhibit 99.1 to Registration Statement on Form S-8 (File No. 333-262910) filed on February 22, 2022 and incorporated herein by reference).
10.3+	First Amendment to Maris-Tech Ltd. 2021 Share Option Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41260) filed on August 17, 2023 and incorporated herein by reference).
10.4**#	Share Purchase Agreement, dated March 24, 2021, by and between Maris-Tech Ltd. and the investors listed therein (as amended and restated April 27, 2021 and August 4, 2021).
10.5**	Loan Facility Agreement, dated May 9, 2021, by and between Maris-Tech Ltd., Israel Bar and Joseph Gottlieb.
10.6

Amendment No. 1 to Loan Facility Agreement, dated June 30, 2021, by and between Maris-Tech Ltd., Israel Bar and Joseph Gottlieb (filed as Exhibit 10.4 to Registration Statement on Form F-3
(File No. 333-270330) filed on March 7, 2023 and incorporated herein by reference).

10.7

Amendment No. 2 to Loan Facility Agreement, dated March 2, 2023, by and between Maris-Tech Ltd., Israel Bar and Joseph Gottlieb (filed as Exhibit 10.1 to Report on Form 6-K (File No. 001-41260) filed on March 6, 2023 and incorporated herein by reference).

10.8**	Agreement for the Provision of Consulting and Advisory Services, dated April 21, 2021, by and between Maris-Tech Ltd., Alla Felder Ltd. and A. Klainer Finances Ltd. (English Translation).
10.9**	Amendment to Agreement for the Provision of Consulting and Advisory Services, dated September 17, 2021, by and between Maris-Tech Ltd., Alla Felder Ltd. and A. Klainer Finances Ltd.
10.10**	Amendment to Agreement for the Provision of Consulting and Advisory Services, dated November 1, 2021, by and between Maris-Tech Ltd., Alla Felder Ltd. and A. Klainer Finances Ltd.
10.11**	Amended and Restated Option Agreement, entered into as of November 11, 2021, by and among Afik & Co., Doron Afik and Maris-Tech Ltd.
10.12**†#	Development Agreement by and between Maris-Tech Ltd. and Henis Hardware Co. Ltd. (English Translation).
10.13**†#	Development Agreement by and among Maris-Tech Ltd., Elbit Systems BMD and Land EW — ELISRA Ltd. (English Translation).
10.14**†	Services Agreement by and between Maris-Tech Ltd. and Goldtech Technologies Ltd. (English Translation).
10.15**†#	Master Supplier Agreement by and between Maris-Tech Ltd. and Flyability SA. (English Translation).
10.16**	Acknowledgement and Waiver Agreement entered into as of December 3, 2021 by and between Maris Tech Ltd. and L.I.A Pure Capital Ltd.
23.1*	Consent of Kesselman & Kesselman, independent registered public accounting firm, and member firm of PricewaterhouseCoopers International Limited.
23.2*	Consent of Kost Forer Gabbay & Kasierer, ndependent registered public accounting firm and a member firm of EY Global.
23.3**	Consent of Afik & Co. (included in Exhibit 5.1).
23.4**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1**	Power of Attorney.

____________

*        Filed herewith.

**      Previously filed.

+        Management contract or compensatory plan or arrangement.

†        Certain information contained in this Exhibit, identified by [***], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that Maris-Tech Ltd. treats as private or confidential.

#        Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in Maris’ financial statements and related notes thereto.

Item 9.  Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

i.       If the registrant is relying on Rule 430B:

A.     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on March 22, 2024.

Maris-Tech Ltd.
By:	/s/ Israel Bar
Israel Bar
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Israel Bar	Chief Executive Officer, Director	March 22, 2024
Israel Bar	(Principal Executive Officer)
/s/ Nir Bussy	Chief Financial Officer	March 22, 2024
Nir Bussy	(Principal Financial and Accounting Officer)
*	Chairman of the Board of Directors and Director	March 22, 2024
Amitay Weiss
*	Director	March 22, 2024
Isabela Marshak
*	Director	March 22, 2024
Joseph Gottlieb
*	Director	March 22, 2024
Naama Falach Avrahamy
*By:	/s/ Israel Bar	March 22, 2024
Name:	Israel Bar
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Maris-Tech Ltd., has signed this Post-Effective Amendment No. 5 to Registration Statement on Form F-1 on March 22, 2024. .

/s/ Puglisi & Associates
Puglisi & Associates